FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 21, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Signs Letter of Intent
to Complete Industry Funding of First Kutno Well

Salt Lake City, December 21, 2010 – FX Energy, Inc. (NASDAQ: FXEN) today announced that it signed a Letter of Intent with Kulczyk Investments S.A., (“Kulczyk Investments”) in connection with the Company’s Kutno project in central Poland.  The agreement provides for Kulczyk Investments to join FX Energy and the Polish Oil and Gas Company (“PGNiG”) in drilling the first well to test the Kutno prospect.  The Letter of Intent is subject to negotiation and execution of a definitive Joint Operating Agreement, approval by the boards of both companies and other matters.

The parties plan to test a previously undrilled 35,000 acre (140 square kilometer) 2-D defined Rotliegend structure at a depth of approximately 21,000 feet (6,500 meters).  The prospect is believed to be the largest undrilled Rotliegend structure on-shore Europe.  Well design and engineering are currently underway.  The well is scheduled to begin drilling during the second half of 2011.

FX Energy will be the operator and will hold a 25% interest in the well and the project.  PGNiG and Kulczyk Investments will hold 75% of the working interest in the well and the project.

David Pierce, FX Energy’s CEO, said, “We are excited about drilling the Kutno prospect.  This will be the highest potential well we have ever drilled and probably the highest risk.  With PGNiG and Kulczyk Investments on our team, we will have a group of three experienced energy companies, all committed to Poland, working together on a big project that could be very important to Poland.”

About PGNiG

PGNiG Capital Group is a leader in the natural gas market in Poland.  The core activity of the PGNiG Capital Group encompasses field exploration and production of natural gas and crude oil as well as import, storage, trade and distribution of gas and liquid fuels.  Polish Oil and Gas Company is one of the largest and oldest companies in Poland.  The Company trades on the Stock Exchange in Warsaw under the symbol PGN.  Website www.pgnig.pl.

About Kulczyk Investments

Kulczyk Investments is an international investment company based in Luxembourg.  The company is a long-term investor focused on transactions where it can add value through local knowledge, relationships, international expertise in transforming economies and access to its own capital.  Kulczyk Investments’ strategic sectors include energy and infrastructure.  It also holds significant assets in the real estate, brewing, automotive and the chemical industries.  The company invests in the energy sector broadly, from exploration and production, through power generation to power and gas distribution and trading.  Kulczyk Investments’ objective is to create a balanced portfolio of energy assets around the world.  The company’s energy portfolio includes, inter alia, Kulczyk Oil Ventures, Aurelian Oil and Gas, Loon Energy Corporation, Ophir Energy Plc, KI Energy Trading, Elektrownia Północ and Strata Limited. Website www.kulczykinvestments.com.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.